Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File Nos. 333-211218 / 333-211218-01

Issuer Free Writing Prospectus, dated September 18, 2017

Bunge Limited Finance Corp.

3.000% Senior Notes Due 2022

3.750% Senior Notes Due 2027

(collectively, the “Notes”)

Pricing Term Sheet

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due September 25, 2022 and the Senior Notes of Bunge Limited Finance Corp. due September 25, 2027, and should only be read together with the Preliminary Prospectus Supplement dated September 18, 2017 relating to the Senior Notes of Bunge Limited Finance Corp. due September 25, 2022 and the Senior Notes of Bunge Limited Finance Corp. due September 25, 2027.

3.000% Senior Notes Due 2022

Issuer:	Bunge Limited Finance Corp.

Guarantor:	Bunge Limited

Expected Ratings*:	Baa2 / BBB / BBB

Size:	$400,000,000

Maturity Date:	September 25, 2022

Coupon:	3.000%

Price:	99.876% of the principal amount

Yield:	3.027%

Spread to Benchmark Treasury:	+120 basis points

Benchmark Treasury:	1.625% due August 31, 2022

Benchmark Treasury Price:	99-01+

Benchmark Treasury Yield:	1.827%

Interest Payment Dates:	March 25 and September 25, beginning on March 25, 2018

Trade Date:	September 18, 2017

Settlement Date**:	September 25, 2017 (T+5)

CUSIP/ISIN:	120568 AY6/US120568AY67

Optional Redemption:	At any time prior to August 25, 2022 (one month before maturity), BLFC may elect to redeem and repay the notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes to be redeemed that would be due if such notes matured on August 25, 2022 (exclusive of interest accrued but unpaid to the date of redemption) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 20 basis points.

On or after August 25, 2022 (one month before maturity), BLFC may elect to redeem and repay the notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the notes redeemed to the redemption date. See “Description of the 2022 Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Natixis Securities Americas LLC

Senior Co-Managers:

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Morgan Stanley & Co. LLC

UniCredit Capital Markets LLC

ABN AMRO Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Rabo Securities USA, Inc.

SG Americas Securities, LLC

Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BB Securities Limited

BBVA Securities Inc.

BMO Capital Markets Corp.

Commerz Markets LLC

ICBC Standard Bank Plc

ING Financial Markets LLC

Loop Capital Markets LLC

nabSecurities, LLC

PNC Capital Markets LLC RBS Securities Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc. Standard Chartered Bank SunTrust Robinson Humphrey, Inc.

3.750% Senior Notes Due 2027

Issuer:	Bunge Limited Finance Corp.

Guarantor:	Bunge Limited

Expected Ratings*:	Baa2 / BBB / BBB

Size:	$600,000,000

Maturity Date:	September 25, 2027

Coupon:	3.750%

Price:	99.736% of the principal amount

Yield:	3.782%

Spread to Benchmark Treasury:	+155 basis points

Benchmark Treasury:	2.250% due August 15, 2027

Benchmark Treasury Price:	100-05

Benchmark Treasury Yield:	2.232%

Interest Payment Dates:	March 25 and September 25, beginning on March 25, 2018

Trade Date:	September 18, 2017

Settlement Date**:	September 25, 2017 (T+5)

CUSIP/ISIN:	120568 AZ3/US120568AZ33

Optional Redemption:

At any time prior to June 25, 2027 (three months before maturity), BLFC may elect to redeem and repay the notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes to be redeemed that would be due if such notes matured on June 25, 2027 (exclusive of interest accrued but unpaid to the date of redemption) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 25 basis points.

On or after June 25, 2027 (three months before maturity), BLFC may elect to redeem and repay the notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the notes redeemed to the redemption date. See “Description of the 2027 Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Credit Suisse Securities (USA) LLC

Senior Co-Managers:

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Morgan Stanley & Co. LLC

UniCredit Capital Markets LLC

ABN AMRO Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Rabo Securities USA, Inc.

SG Americas Securities, LLC

Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BB Securities Limited

BBVA Securities Inc.

BMO Capital Markets Corp.

Commerz Markets LLC

ICBC Standard Bank Plc

ING Financial Markets LLC

Loop Capital Markets LLC

nabSecurities, LLC

PNC Capital Markets LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the Notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank,

S.A./N.V. and Clearstream Banking, société anonyme, on or about September 25, 2017, which will be the 5th business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of the prospectus supplement or the next five succeeding business days will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of the prospectus supplement or the next five succeeding business days should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Limited, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.